SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2006

ALLIANCE IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16609	33-0239910
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		Number)

1900 S. State College Blvd., Suite 600, Anaheim, California 92806
(Address of principal executive offices, including zip code)

714-688-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On October 16, 2006, Alliance Imaging, Inc. (the “Company”) appointed Nicholas A. Poan as Senior Vice President, Corporate Finance and Chief Accounting Officer.  Previously, Mr. Poan served as the Company’s Vice President, Corporate Controller.  In connection with Mr. Poan’s appointment, his base compensation has been increased to $175,000 per year and he will be entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to 60% of his base salary.  The Compensation Committee of the Company has also granted Mr. Poan stock options under our 1999 Equity Plan for 35,000 shares of Company common stock on October 16, 2006.  Such options are non-qualified stock options with an exercise price of $8.24 (the closing price for our stock on such date).  The options vest over a five year period in increments of 5%, 20%, 25%, 25% and 25%, respectively, on each October 16th of 2006 through 2010.

Item 5.02:  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)     Nicholas A. Poan, the Company’s Vice President, Corporate Controller, was appointed Senior Vice President, Corporate Finance and Chief Accounting Officer effective October 16, 2006.  The information required by Items 401(b), (d) and (e) of Regulation S-K is incorporated by reference to page 18 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, included as Exhibit 99.1 hereto.  A description of the material terms of Mr. Poan’s employment arrangements is incorporated by reference to Item 1.01 of this Form 8-K.

Item 9.01:  Financial Statements and Exhibits.

(d)     Exhibits.

The following exhibit is filed with this Form 8-K

99.1           Page 17 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006, File No. 1-16609)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2006	ALLIANCE IMAGING, INC.

	By:	/s/ Paul S. Viviano
Name: Paul S. Viviano
Title: Chairman of the Board and Chief Executive Officer